Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Danielson Holding Corporation for the registration of up to 3,000,000 shares of its common stock and to the incorporation by reference of our report dated February 14, 2004, with respect to the consolidated financial statements of Quezon Power, Inc. as of and for the years ended December 31, 2003 and 2002, included in Covanta Energy Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Sycip Gorres Velayo & Co.

A Member Practice of Ernst & Young Global

Makati City, Philippines
November 22, 2004